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                                                           Exhibit 23






The Board of Directors
Unitog Company:


We consent to incorporation by reference in the registration statements on Form S-8 of Unitog Company (Filing No. 33-48632, No. 33-79628, No. 033-60303, and
No. 333-28379) of our report dated March 6, 1998, relating to the consolidated balance sheets of Unitog Company and subsidiaries as of January 25, 1998 and January 26, 1997 and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended January 25, 1998, which report appears in the January 25, 1998 annual report on Form 10-K of Unitog Company.




Kansas City, Missouri                  KPMG PEAT MARWICK LLP
April 20, 1998                    /s/ KPMG Peat Marwick LLP